Exhibit 10.3

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (“Agreement”) is entered into as of September 28, 2020 by and between [●] (the “Executive”) and Superior Energy Services, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”).

WHEREAS, the Company now desires to recognize contributions and incentivize the Executive to continue in the employ of the Company; and

WHEREAS, in consideration of the Retention Bonus (as defined below), the Executive agrees to forfeit any outstanding unvested awards under the Company’s long term equity-based incentive plans (other than any performance share units granted in 2018 and 2019) and forego eligibility for any annual bonus in 2020.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Retention Bonus.

(a) The Company will advance and pre-pay to the Executive the full amount of the cash retention payment (the “Retention Bonus”) (less required and elected withholdings) on the date hereof, subject to the Executive’s agreement to repay the Retention Bonus to the Company in full if it is not earned in full on the terms and conditions set forth below.

(b) The Retention Bonus shall be in an amount equal to $[●]1. The Executive will earn the Retention Bonus provided the Executive remains employed with the Company through the first anniversary of the date hereof (the “Vesting Date”).

(c) Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company without Cause (as defined in the Executive’s employment agreement with the Company), the Executive resigns for Good Reason (as defined the Executive’s employment agreement with the Company), or the Executive’s employment is terminated due to death or incapacity due to physical or mental illness and the Executive becoming eligible to receive benefits under the Company’s long-term disability plan, in each case prior to the Vesting Date, and the Executive signs and does not revoke a general release of claims in a form acceptable to the Company (substantially in the form attached to the executive’s employment agreement with the Company) within forty-five (45) days of the Executive’s termination, then the Executive will earn one hundred percent (100%) of the Retention Bonus. If the Executive does not sign or the

[1]	Pursuant to the terms hereof, each named executive officer of the Company will receive the amount set forth opposite his name below:

Named Executive Officer	Retention Amounts
David D. Dunlap	$3,187,500
Westervelt T. Ballard Jr.	$1,069,200
Brian K. Moore	$941,109
William B Masters	$813,603
A. Patrick Bernard	$666,984
James W. Spexarth	$614,250

Executive revokes the release then the Executive will be required to repay the Retention Bonus as provided below. For the avoidance of doubt, if the Executive is terminated for Cause or resigns without Good Reason prior to the Vesting Date, the Executive will be required to repay the Retention Bonus to the Company in accordance with Section 1(d), below.

(d) If the Executive’s employment is terminated for Cause or the Executive resigns without Good Reason prior to the Vesting Date and is required to repay the Retention Bonus, then the Executive agrees to pay promptly to the Company, but in no event more than thirty (30) days following the Executive’s termination of employment, one hundred percent (100%) of the after-tax amount of the Retention Bonus. Upon the Executive’s termination of employment, the Company may offset and reduce any other compensation owed to the Executive, such as unpaid or future wages and unreimbursed business expenses by the amount of the Retention Bonus the Executive is required to repay to the Company. The Company reserves all other rights and remedies available to recoup the full amount of the Retention Bonus advanced under this Agreement, including the right to file a legal claim in court.

2. Taxes. The Company shall withhold from all payments to be paid to the Executive pursuant to this Agreement all taxes that, by applicable federal, state, local or other law of any applicable jurisdiction, the Company is required to so withhold. The Executive acknowledges and agrees that the Company has not provided any tax advice to the Executive in connection with this Agreement and that the Executive has been advised by the Company to seek tax advice from the Executive’s own tax advisors regarding this Agreement and any payments that may be made to the Executive pursuant to this Agreement or any repayments to the Company required by this Agreement.

3. No Employment Obligation. Nothing herein contained shall confer on the Executive any right with respect to the continuation of employment or interfere with the right of the Company or any affiliate of the Company to terminate such employment (as defined in the Executive’s employment agreement with the Company).

4. Governing Law. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas without giving effect to a choice or conflict of law provision or rule of such state.

5. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between the parties, whether expressed or implied, including, without limitation, any other written or oral agreements or arrangements with respect to any annual bonus in 2020. The terms of this Agreement do not amend or affect in any way any other agreements or understandings between the Company and the Executive.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date first written above.

COMPANY:

Superior Energy Services, Inc., a Delaware corporation

By:
Name:
Title:

EMPLOYEE:

By:
Name: